MPLX LP Reports First-Quarter 2021 Financial Results

•Reported net income attributable to MPLX of $739 million and adjusted EBITDA attributable to MPLX of $1.4 billion
•Generated $1.1 billion in net cash provided by operating activities and continued progress on reductions in capital spending and operating expenses
•Returned over $900 million in capital to unitholders through distributions and unit repurchases

FINDLAY, Ohio, May 4, 2021 - MPLX LP (NYSE: MPLX) today reported first-quarter 2021 net income attributable to MPLX of $739 million, compared to a net loss attributable to MPLX of $2.7 billion for the first quarter of 2020. The results for the first quarter of 2020 include non-cash impairment charges of $3.4 billion. Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) attributable to MPLX was $1.4 billion, compared with $1.3 billion in the first quarter of 2020.

The Logistics and Storage (L&S) segment income from operations was $723 million for the first quarter of 2021, compared with $723 million for the first quarter of 2020. Segment adjusted EBITDA for the first quarter of 2021 was $896 million compared with $872 million for the first quarter of 2020.

The Gathering and Processing (G&P) segment income from operations was $251 million for the first quarter of 2021, compared with a loss of $3.2 billion for the first quarter of 2020. Segment adjusted EBITDA for the first quarter of 2021 was $456 million, compared with $422 million for the first quarter of 2020.

During the quarter, MPLX generated $1.1 billion in net cash provided by operating activities and $1.1 billion of distributable cash flow. Distribution coverage was 1.56x for the first quarter of 2021. MPLX also maintained its distribution level in the first quarter of 2021 at $0.6875 per common unit.

"This quarter our operating results enabled the return of over $900 million to our unitholders," said Michael J. Hennigan, MPLX chairman, president and chief executive officer. "Looking forward, we are focused on the aspects of the business within our control. We believe our commitment to lowering our cost structure, driving business efficiencies, and disciplined capital investment on high return projects will allow our business to continue to generate excess cash flow and return incremental capital to unitholders."

Financial Highlights

	Three Months Ended March 31
(In millions, except per unit and ratio data)	2021	2020
Net income (loss) attributable to MPLX LP(a)	$739	$(2,724)
Adjusted EBITDA attributable to MPLX LP(b)	1,352	1,294
Net cash provided by operating activities	1,124	1,009
Distributable cash flow attributable to MPLX LP(b)	1,137	1,078
Distribution per common unit(c)	$0.6875	$0.6875
Distribution coverage ratio(d)	1.56x	1.44x
Consolidated debt to adjusted EBITDA(e)	3.9x	4.1x

(a)    The three months ended March 31, 2020, includes impairments related to equity method investments of approximately $1.3 billion, goodwill impairment of approximately $1.8 billion and long-lived asset impairments of approximately $0.3 billion, all within the G&P operating segment.
(b)    Non-GAAP measures calculated before distributions to preferred unitholders. See reconciliation below.
(c)    Distributions declared by the board of directors of MPLX's general partner.
(d)    DCF attributable to GP and LP unitholders divided by total GP and LP distributions declared.
(e)    Calculated using face value total debt and LTM pro forma adjusted EBITDA, which is pro forma for acquisitions. See reconciliation below.

Segment Results

(In millions)	Three Months Ended March 31
Segment income (loss) from operations (unaudited)	2021	2020
Logistics and Storage	$723	$723
Gathering and Processing	251	(3,209)

Segment adjusted EBITDA attributable to MPLX LP (unaudited)
Logistics and Storage	896	872
Gathering and Processing	$456	$422

Logistics & Storage

L&S segment income from operations for the first quarter of 2021 was in line with the same period in 2020, while segment adjusted EBITDA for the first quarter of 2021 increased by $24 million compared to the same period in 2020. Results for the quarter benefited from lower operating expenses, partially offset by decreases in marine transportation fees.

Total pipeline throughputs were 5.1 million barrels per day (bpd) in the first quarter, consistent with the same quarter of 2020. The average tariff rate was $0.90 per barrel for the quarter, an increase of 2% versus the same quarter of 2020. Terminal throughput was 2.6 million bpd for the quarter, a decrease of 12% versus the same quarter of 2020.

Gathering & Processing

G&P segment income from operations for the first quarter of 2021 increased by $31 million compared to the first quarter of 2020, excluding the impact of $3.4 billion of non-cash impairment charges in first-quarter 2020 results. Segment adjusted EBITDA for the first quarter of 2021 increased by $34 million compared to the same period in 2020. Results for the quarter benefited from higher natural gas liquids prices and lower operating expenses. These benefits were partially offset by lower gathered and processed volumes.

In the first quarter of 2021:
•Gathered volumes averaged 5.1 billion cubic feet per day (bcf/d), a 12% decrease versus the first quarter of 2020.
•Processed volumes averaged 8.4 bcf/d, a 5% decrease versus the first quarter of 2020.
•Fractionated volumes averaged 559 thousand bpd, a 1% increase versus the first quarter of 2020.

In the Marcellus:
•Gathered volumes averaged 1.3 bcf/d in the first quarter, a 9% decrease versus the first quarter of 2020.
•Processed volumes averaged 5.7 bcf/d in the first quarter, a 3% increase versus the first quarter of 2020.
•Fractionated volumes averaged 489 thousand bpd in the first quarter, a 7% increase versus the first quarter of 2020.

Strategic Update

MPLX remains focused on executing the strategic priorities of strict capital discipline, lowering the cost structure, and portfolio optimization. The company is evaluating opportunities to expand its logistics support for renewable fuels to meet the needs of today and participate in an energy-diverse future.

MPLX continues to advance its strategy of creating integrated crude oil and natural gas logistics systems from the Permian to the U.S. Gulf Coast. The three major pipeline projects in this region remain on track to begin service throughout 2021.

The Wink to Webster crude oil pipeline, in which MPLX has an equity interest, continues to progress, with segments and assets expected to come online throughout 2021. The 36-inch diameter pipeline, of which 100% of the contractible capacity is committed with minimum volume commitments (MVCs), will originate in the Permian Basin and have destination points in the Houston market, including Marathon Petroleum Corporation's (MPC's) Galveston Bay refinery.

Also in the Permian, the Whistler Pipeline is designed to transport approximately 2 bcf/d of natural gas to the Agua Dulce market in south Texas, ultimately reaching MPC’s Galveston Bay refinery. MPLX has an equity interest in Whistler, which is expected to be placed in service in the third quarter of 2021. Whistler is more than 90% committed with MVCs.

MPLX, WhiteWater Midstream (WWM), and West Texas Gas, Inc. (WTG) through a joint venture (JV) continue to progress a solution for natural gas liquids takeaway capacity from MPLX and WTG gas processing plants to Sweeny, Texas, with long-haul service anticipated in the fourth quarter of 2021. The JV utilizes existing infrastructure with limited new construction and is expected to have an initial transport capacity of 125,000 bpd with the potential to expand up to 350,000 bpd.

Financial Position and Liquidity

As of March 31, 2021, MPLX had $24 million in cash, $2.7 billion available through its $3.5 billion bank revolving credit facility expiring in July 2024, and $1.5 billion available through its intercompany loan agreement with MPC. The company's leverage ratio was 3.9x at March 31, 2021.

On Jan.15, 2021, MPLX redeemed all of its $750 million outstanding aggregate principal amount of 5.250% senior notes due Jan. 15, 2025.

The company repurchased $155 million of common units held by the public in the first quarter of 2021.

MPLX remains committed to maintaining an investment-grade credit profile.

Conference Call

At 9:30 a.m. ET today, MPLX will hold a conference call and webcast to discuss the reported results and provide an update on operations. Interested parties may listen by visiting MPLX's website at www.mplx.com. A replay of the webcast will be available on MPLX's website for two weeks. Financial information, including this earnings release and other investor-related material, will also be available online prior to the conference call and webcast at www.mplx.com.

About MPLX LP

MPLX is a diversified, large-cap master limited partnership that owns and operates midstream energy infrastructure and logistics assets and provides fuels distribution services. MPLX's assets include a network of crude oil and refined product pipelines; an inland marine business; light-product terminals; storage caverns; refinery tanks, docks, loading racks, and associated piping; and crude and light-product marine terminals. The company also owns crude oil and natural gas gathering systems and pipelines as well as natural gas and NGL processing and fractionation facilities in key U.S. supply basins. More information is available at www.MPLX.com

Investor Relations Contact: (419) 421-2071
Kristina Kazarian, Vice President, Investor Relations
Taryn Erie, Manager, Investor Relations
Isaac Feeney, Analyst, Investor Relations

Media Contact: (419) 421-3312
Jamal Kheiry, Manager, Communications

Non-GAAP references

In addition to our financial information presented in accordance with U.S. generally accepted accounting principles (GAAP), management utilizes additional non-GAAP measures to facilitate comparisons of past performance and future periods. This press release and supporting schedules include the non-GAAP measures adjusted EBITDA; consolidated debt to last twelve months pro forma adjusted EBITDA, which we refer to as our leverage ratio; distributable cash flow (DCF); distribution coverage ratio; and free cash flow (FCF) and excess/deficit cash flow. The amount of adjusted EBITDA and DCF generated is considered by the board of directors of our general partner in approving the Partnership's cash distribution. Adjusted EBITDA and DCF should not be considered separately from or as a substitute for net income, income from operations, or cash flow as reflected in our financial statements. The GAAP measures most directly comparable to adjusted EBITDA and DCF are net income and net cash provided by operating activities. We define Adjusted EBITDA as net income adjusted for (i) depreciation and amortization; (ii) provision/benefit for income taxes; (iii) amortization of deferred financing costs; (iv) gain/loss on extinguishment of debt; (v) non-cash equity-based compensation; (vi) impairment expense; (vii) net interest and other financial costs; (viii) income/loss from equity method investments; (ix) distributions and adjustments related to equity method investments; (x) unrealized derivative gains/losses; (xi) acquisition costs; (xii) noncontrolling interest and (xiii) other adjustments as deemed necessary. In general, we define DCF as adjusted EBITDA adjusted for (i) deferred revenue impacts; (ii) net interest and other financial costs; (iii) net maintenance capital expenditures; (iv) equity method investment capital expenditures paid out; and (v) other adjustments as deemed necessary.

The Partnership makes a distinction between realized or unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, we record changes in the fair value of the derivative as an unrealized gain or loss. When a derivative contract matures or is settled, we reverse the previously recorded unrealized gain or loss and record the realized gain or loss of the contract.

Adjusted EBITDA is a financial performance measure used by management, industry analysts, investors, lenders, and rating agencies to assess the financial performance and operating results of our ongoing business operations. Additionally, we believe adjusted EBITDA provides useful information to investors for trending, analyzing and benchmarking our operating results from period to period as compared to other companies that may have different financing and capital structures.

DCF is a financial performance measure used by management as a key component in the determination of cash distributions paid to unitholders. We believe DCF is an important financial measure for unitholders as an indicator of cash return on investment and to evaluate whether the partnership is generating sufficient cash flow to support quarterly distributions. In addition, DCF is commonly used by the investment community because the market value of publicly traded partnerships is based, in part, on DCF and cash distributions paid to unitholders.

FCF and excess/deficit cash flow are financial performance measures used by management in the allocation of capital and to assess financial performance. We believe that unitholders may use this metric to analyze our ability to manage leverage and return capital. We define FCF as net cash provided by operating activities adjusted for (i) net cash used in investing activities; (ii) contributions from MPC; (iii) contributions from noncontrolling interests and (iv) distributions to noncontrolling interests. We define excess/deficit cash flow as FCF adjusted for distributions to common and preferred unitholders.

Distribution coverage ratio is a financial performance measure used by management to reflect the relationship between the partnership's financial operating performance and cash distribution capability. We define the distribution coverage ratio as the ratio of DCF attributable to GP and LP unitholders to total GP and LP distributions declared.

Leverage ratio is a liquidity measure used by management, industry analysts, investors, lenders and rating agencies to analyze our ability to incur and service debt and fund capital expenditures.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws regarding MPLX LP (MPLX). These forward-looking statements relate to, among other things, MPLX’s expectations, estimates and projections concerning the business and operations, financial priorities and strategic plans of MPLX. You can identify forward-looking statements by words such as “anticipate,” “believe,” “commitment,” “could,” “design,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “imply,” “intend,” “may,” “objective,” “opportunity,” “outlook,” “plan,” “policy,” “position,” “potential,” “predict,” “priority,” “project,” “proposition,” “prospective,” “pursue,” “seek,” “should,” “strategy,” “target,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the company’s control and are difficult to predict. Factors that could cause MPLX’s actual results to differ materially from those implied in the forward-looking statements include but are not limited to: the magnitude and duration of the COVID-19 pandemic and its effects, including travel restrictions, business and school closures, increased remote work, stay at home orders and other actions taken by individuals, government and the private sector to stem the spread of the virus, and the adverse impact thereof on our business, financial condition, results of operations and cash flows; the ability to reduce capital and operating expenses; the risk of further impairments; the amount and timing of future distributions; negative capital market conditions, including an increase of the current yield on common units; the ability to achieve strategic and financial objectives, including positive free cash flow in 2021, and with respect to distribution coverage, future distribution levels, proposed projects and completed transactions; the success of Marathon Petroleum Corporation’s (MPC) portfolio optimization, including the ability to complete any divestitures on commercially reasonable terms and/or within the expected timeframe, and the effects of any such divestitures on the business, financial condition, results of operations and cash flows; adverse changes in laws including with respect to tax and regulatory matters; the adequacy of capital resources and liquidity, including, but not limited to, availability of sufficient cash flow to pay distributions and access to debt on commercially reasonable terms, and the ability to successfully execute business plans, growth strategies and self-funding models and to effect any common unit repurchases; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products; continued/further volatility in and/or degradation of market and industry conditions as a result of the COVID-19 pandemic, other infectious disease outbreaks, natural hazards, extreme weather events or otherwise; general economic, political or regulatory developments, including changes in governmental policies relating to refined petroleum products, crude oil, natural gas or NGLs, or taxation; non-payment or non-performance by our producers and other customers; changes to the expected construction costs and timing of projects and planned investments, and the ability to obtain regulatory and other approvals with respect thereto; completion of midstream infrastructure by competitors; disruptions due to equipment interruption or failure, including electrical shortages and power grid failures; the suspension, reduction or termination of MPC’s obligations under MPLX’s commercial agreements; modifications to financial policies, capital budgets, and earnings and distributions; disruptions in credit markets or changes to credit ratings; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations and/or enforcement actions initiated thereunder; adverse results in litigation; other risk factors inherent to MPLX’s industry; risks related to MPC; and the factors set forth under the heading “Risk Factors” in MPLX’s Annual Report on Form 10-K for the year ended Dec. 31, 2020, and in Forms 10-Q and other filings, filed with Securities and Exchange Commission (SEC).

Factors that could cause MPC's actual results to differ materially from those implied in the forward-looking statements include but are not limited to: the magnitude and duration of the COVID-19 pandemic and its effects, including travel restrictions, business and school closures, increased remote work, stay at home orders and other actions taken by individuals, government and the private sector to stem the spread of the virus, and the adverse impact thereof on the business, financial condition, results of operations and cash flows; the ability to reduce capital and operating expenses; with respect to the planned sale of Speedway, the ability to successfully complete the sale within the expected timeframe, on the expected terms, or at all, based on numerous factors, including the failure to satisfy any of the conditions to the consummation of the planned transaction (including obtaining certain governmental or regulatory approvals on the proposed terms and schedule), the occurrence of any event, change or other circumstance that could give rise to the termination of the planned transaction; MPC’s ability to utilize the proceeds as anticipated; the risk that the dissynergy costs, costs of restructuring transactions and other costs incurred in connection with the planned transaction will exceed our estimates; and our ability to capture value and realize the other expected benefits from the associated ongoing supply relationship following consummation of the planned sale; the risk that the cost savings and any other synergies from MPC’s acquisitions may not be fully realized or may take longer to realize than expected; the risk of further impairments; the ability to complete any divestitures on commercially reasonable terms and/or within the expected timeframe, and the effects of any such divestitures on the business, financial condition, results of operations and cash flows; future levels of revenues, refining and marketing margins, operating costs, gasoline and distillate margins, merchandise margins, income from operations, net income and earnings per share; the regional, national and worldwide availability and pricing of refined products, crude oil, natural gas, NGLs and other feedstocks; consumer demand for refined products; disruptions in credit markets or changes to credit ratings; future levels of capital, environmental and maintenance expenditures; general and administrative and other expenses; the success or timing of completion of ongoing or anticipated capital or maintenance projects, including the conversion of MPC’s Martinez Refinery to a renewable fuels facility; the receipt of relevant third party and/or regulatory approvals; the reliability of processing units and other equipment; the successful realization of business strategies, growth opportunities and expected investment; share repurchase authorizations, including the timing and amounts of such repurchases; the adequacy of capital resources and liquidity, including availability, timing and amounts of free cash flow necessary to execute business plans, complete announced capital projects and to effect any share repurchases or to maintain or increase the dividend; the effect of restructuring or reorganization of business components, including those undertaken in connection with the planned sale of Speedway; the potential effects of judicial or other proceedings, including remedial actions involving removal and reclamation obligations under environmental regulations, on the business, financial condition, results of operations and cash flows; continued or further volatility in and/or degradation of general economic, market, industry or business conditions as a result of the COVID-19 pandemic (including any related government policies and actions), other infectious disease outbreaks, natural hazards, extreme weather events or otherwise; general economic, political or regulatory developments, including changes in governmental policies relating to refined petroleum products, crude oil, natural gas or NGLs, or taxation; non-payment or non-performance by its producers and other customers; compliance with federal and state environmental, economic, health and safety, energy and other policies, permitting and regulations; the effects of actions of third parties such as competitors, activist investors or federal, foreign, state or local regulatory authorities or plaintiffs in litigation; the impact of adverse market conditions or other similar risks to those identified herein affecting MPLX; and the factors set forth under the heading “Risk Factors” in MPC’s Annual Report on Form 10-K for the year ended Dec. 31, 2020, and in Forms 10-Q and other filings, filed with the SEC.

We have based our forward-looking statements on our current expectations, estimates and projections about our business and industry. We caution that these statements are not guarantees of future performance and you should not rely unduly on them, as they involve risks, uncertainties, and assumptions that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. While our management considers these assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Accordingly, our actual results may differ materially from the future performance that we have expressed or forecast in our forward-looking statements. Any forward-looking statements speak only as of the date of the applicable communication and we undertake no obligation to update any forward-looking statements except to the extent required by applicable law. Copies of MPLX's Form 10-K, Forms 10-Q and other SEC filings are available on the SEC’s website, MPLX's website at http://ir.mplx.com or by contacting MPLX's Investor Relations office. Copies of MPC's Form 10-K, Forms 10-Q and other SEC filings are available on the SEC’s website, MPC's website at https://www.marathonpetroleum.com/Investors/ or by contacting MPC's Investor Relations office.

Condensed Results of Operations (unaudited)	Three Months Ended March 31
(In millions, except per unit data)	2021	2020
Revenues and other income:
Operating revenue	$1,047	$916
Operating revenue - related parties	1,156	1,195
Income (loss) from equity method investments	70	(1,184)
Other income	66	65
Total revenues and other income	2,339	992
Costs and expenses:
Operating expenses (including purchased product costs)	581	538
Operating expenses - related parties	337	322
Depreciation and amortization	329	325
Impairment expense	—	2,165
General and administrative expenses	86	97
Other taxes	32	31
Total costs and expenses	1,365	3,478
Income (loss) from operations	974	(2,486)
Interest and other financial costs	225	230
Income (loss) before income taxes	749	(2,716)
Provision for income taxes	1	—
Net income (loss)	748	(2,716)
Less: Net income attributable to noncontrolling interests	9	8
Net income (loss) attributable to MPLX LP	739	(2,724)
Less: Series A preferred unit distributions	20	20
Less: Series B preferred unit distributions	11	11
Limited partners’ interest in net income (loss) attributable to MPLX LP	$708	$(2,755)

Per Unit Data
Net income (loss) attributable to MPLX LP per limited partner unit:
Common - basic	$0.68	$(2.60)
Common - diluted	$0.68	$(2.60)
Weighted average limited partner units outstanding:
Common units – basic	1,037	1,058
Common units – diluted	1,037	1,058

Select Financial Statistics (unaudited)	Three Months Ended March 31
(In millions, except ratio data)	2021	2020
Common unit distributions declared by MPLX
Common units (LP) - public	$262	$270
Common units - MPC	445	458
Total GP and LP distribution declared	707	728

Preferred unit distributions(a)
Series A preferred unit distributions(b)	20	20
Series B preferred unit distributions(c)	11	11
Total preferred unit distributions	31	31

Other Financial Data
Adjusted EBITDA attributable to MPLX LP(d)	1,352	1,294
DCF attributable to GP and LP unitholders(d)	$1,106	$1,047
Distribution coverage ratio(e)	1.56x	1.44x

Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$1,124	$1,009
Investing activities	(90)	(362)
Financing activities	$(1,025)	$(605)

(a)    Includes MPLX distributions declared on the Series A and Series B preferred units as well as distributions earned on the Series B preferred assuming a distribution is declared by the Board of Directors (distributions on Series B preferred units are declared and payable semi-annually on Feb. 15 and Aug. 15 or the first business day thereafter). Cash distributions declared/to be paid to holders of the Series A and Series B preferred units are not available to common unitholders.
(b)    Series A preferred units are considered redeemable securities due to the existence of redemption provisions upon a deemed liquidation event which is outside our control. These units rank senior to all common units with respect to distributions and rights upon liquidation and effective May 13, 2018, on an as-converted basis, preferred unit holders receive the greater of $0.528125 per unit or the amount of per unit distributions paid to holders of MPLX LP common units.
(c)    Series B preferred unitholders are entitled to receive a fixed distribution of $68.75 per unit, per annum, payable semi-annually in arrears on Feb. 15 and Aug. 15 or the first business day thereafter.
(d)    Non-GAAP measure. See reconciliation below.
(e)    DCF attributable to GP and LP unitholders divided by total GP and LP distribution declared.

Select Balance Sheet Data (unaudited)
(In millions, except ratio data)	March 31, 2021	December 31, 2020
Cash and cash equivalents	$24	$15
Total assets	36,030	36,414
Total long-term debt(a)	20,054	20,139
Redeemable preferred units	968	968
Total equity	$12,850	$13,017
Consolidated total debt to adjusted EBITDA(b)	3.9x	3.9x

Partnership units outstanding:
MPC-held common units	647	647
Public common units	385	391

(a)    Outstanding intercompany borrowings were zero as of March 31, 2021 and Dec. 31, 2020. Includes unamortized debt issuance costs, unamortized discount/premium and long-term debt due within one year.
(b)    Calculated using face value total debt and LTM pro forma adjusted EBITDA, which is pro forma for acquisitions. Face value total debt includes approximately $391 million and $397 million of unamortized discount and debt issuance costs as of March 31, 2021, and Dec. 31, 2020, respectively.

Operating Statistics (unaudited)	Three Months Ended March 31
	2021	2020	% Change
Logistics and Storage
Pipeline throughput (mbpd)
Crude oil pipelines	3,282	3,210	2%
Product pipelines	1,858	1,905	(2)%
Total pipelines	5,140	5,115	0%
Average tariff rates ($ per barrel)
Crude oil pipelines	$0.96	$0.93	3%
Product pipelines	0.79	0.79	—%
Total pipelines	$0.90	$0.88	2%

Terminal throughput (mbpd)	2,613	2,966	(12)%

Barges at period-end	297	305	(3)%
Towboats at period-end	23	23	—%

Gathering and Processing Operating Statistics (unaudited) - Consolidated(a)	Three Months Ended March 31
	2021	2020	% Change
Gathering throughput (mmcf/d)
Marcellus Operations	1,298	1,420	(9)%
Utica Operations(b)	—	—	—%
Southwest Operations	1,373	1,557	(12)%
Bakken Operations	146	156	(6)%
Rockies Operations	470	592	(21)%
Total gathering throughput	3,287	3,725	(12)%

Natural gas processed (mmcf/d)
Marcellus Operations	4,249	4,198	1%
Utica Operations(b)	—	—	—%
Southwest Operations	1,295	1,648	(21)%
Southern Appalachian Operations	227	243	(7)%
Bakken Operations	145	156	(7)%
Rockies Operations	441	539	(18)%
Total natural gas processed	6,357	6,784	(6)%

C2 + NGLs fractionated (mbpd)
Marcellus Operations	489	456	7%
Utica Operations(b)	—	—	—%
Southwest Operations	8	15	(47)%
Southern Appalachian Operations	11	12	(8)%
Bakken Operations	19	31	(39)%
Rockies Operations	4	5	(20)%
Total C2 + NGLs fractionated	531	519	2%

(a)    Includes operating data for entities that have been consolidated into the MPLX financial statements.
(b)    The Utica region relates to operations for partnership-operated equity method investments and thus does not have any operating statistics from a consolidated perspective. See table below for details on Utica.

Gathering and Processing Operating Statistics (unaudited) - Operated(a)	Three Months Ended March 31
	2021	2020	% Change
Gathering throughput (mmcf/d)
Marcellus Operations	1,298	1,420	(9)%
Utica Operations	1,566	1,800	(13)%
Southwest Operations	1,448	1,601	(10)%
Bakken Operations	146	156	(6)%
Rockies Operations	627	775	(19)%
Total gathering throughput	5,085	5,752	(12)%

Natural gas processed (mmcf/d)
Marcellus Operations	5,677	5,522	3%
Utica Operations	513	648	(21)%
Southwest Operations	1,367	1,679	(19)%
Southern Appalachian Operations	227	243	(7)%
Bakken Operations	145	156	(7)%
Rockies Operations	441	539	(18)%
Total natural gas processed	8,370	8,787	(5)%

C2 + NGLs fractionated (mbpd)
Marcellus Operations	489	456	7%
Utica Operations	28	34	(18)%
Southwest Operations	8	15	(47)%
Southern Appalachian Operations	11	12	(8)%
Bakken Operations	19	31	(39)%
Rockies Operations	4	5	(20)%
Total C2 + NGLs fractionated	559	553	1%

(a)    Includes operating data for entities that have been consolidated into the MPLX financial statements as well as operating data for partnership-operated equity method investments.

Reconciliation of Segment Adjusted EBITDA to Net Income (unaudited)	Three Months Ended March 31
(In millions)	2021	2020
L&S segment adjusted EBITDA attributable to MPLX LP	$896	$872
G&P segment adjusted EBITDA attributable to MPLX LP	456	422
Adjusted EBITDA attributable to MPLX LP	1,352	1,294
Depreciation and amortization	(329)	(325)
Provision for income taxes	(1)	—
Amortization of deferred financing costs	(17)	(14)
Gain on extinguishment of debt	12	—
Non-cash equity-based compensation	(3)	(5)
Impairment expense	—	(2,165)
Net interest and other financial costs	(220)	(216)
Income (loss) from equity method investments(a)	70	(1,184)
Distributions/adjustments related to equity method investments	(121)	(124)
Unrealized derivative (losses) gains(b)	(3)	15
Other	(2)	(1)
Adjusted EBITDA attributable to noncontrolling interests	10	9
Net income (loss)	$748	$(2,716)

(a)    Includes impairment charges of $1,264 million for the three months ended March 31, 2020.
(b)    MPLX makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

L&S Reconciliation of Segment Income from Operations to Segment Adjusted EBITDA (unaudited)	Three Months Ended March 31
(In millions)	2021	2020
L&S segment income from operations	$723	$723
Depreciation and amortization	147	138
Income from equity method investments	(36)	(50)
Distributions/adjustments related to equity method investments	58	57
Non-cash equity-based compensation	2	3
Other	2	1
L&S segment adjusted EBITDA attributable to MPLX LP	$896	$872

G&P Reconciliation of Segment Income from Operations to Segment Adjusted EBITDA (unaudited)	Three Months Ended March 31
(In millions)	2021	2020
G&P segment income (loss) from operations	$251	$(3,209)
Depreciation and amortization	182	187
Impairment expense	—	2,165
(Income) loss from equity method investments	(34)	1,234
Distributions/adjustments related to equity method investments	63	67
Unrealized derivative losses (gains)(a)	3	(15)
Non-cash equity-based compensation	1	2
Adjusted EBITDA attributable to noncontrolling interest	(10)	(9)
G&P segment adjusted EBITDA attributable to MPLX LP	$456	$422

(a)    MPLX makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to GP and LP Unitholders from Net Income (Loss) (unaudited)	Three Months Ended March 31
(In millions)	2021	2020
Net income (loss)	$748	$(2,716)
Provision for income taxes	1	—
Amortization of deferred financing costs	17	14
Gain on extinguishment of debt	(12)	—
Net interest and other financial costs	220	216
Income (loss) from operations	974	(2,486)
Depreciation and amortization	329	325
Non-cash equity-based compensation	3	5
Impairment expense	—	2,165
(Income) loss from equity method investments	(70)	1,184
Distributions/adjustments related to equity method investments	121	124
Unrealized derivative losses (gains)(a)	3	(15)
Other	2	1
Adjusted EBITDA	1,362	1,303
Adjusted EBITDA attributable to noncontrolling interests	(10)	(9)
Adjusted EBITDA attributable to MPLX LP	1,352	1,294
Deferred revenue impacts	22	23
Net interest and other financial costs	(220)	(216)
Maintenance capital expenditures	(18)	(34)
Maintenance capital expenditures reimbursements	7	14
Equity method investment capital expenditures paid out	(1)	(7)
Other	(5)	4
DCF attributable to MPLX LP	1,137	1,078
Preferred unit distributions(b)	(31)	(31)
DCF attributable to GP and LP unitholders	$1,106	$1,047

(a)    MPLX makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.
(b)    Includes MPLX distributions declared on the Series A preferred units, Series B preferred units and TexNew Mex units, as well as cash distributions earned by the Series B preferred units (as the Series B preferred units are declared and payable semi-annually), assuming a distribution is declared by the Board of Directors. Cash distributions declared/to be paid to holders of the Series A preferred units, Series B preferred units and TexNew Mex units are not available to common unitholders. The TexNew Mex units were eliminated effective Feb. 1, 2021.

Reconciliation of Net Income to LTM Pro forma adjusted EBITDA (unaudited)	Three Months Ended March 31
(In millions)	2021	2020
LTM Net income (loss)	$2,777	$(1,943)
LTM Net income to adjusted EBITDA adjustments	2,492	6,641
LTM Adjusted EBITDA attributable to MPLX LP	5,269	4,698
LTM Pro forma/Predecessor adjustments for acquisitions	—	437
LTM Pro forma adjusted EBITDA	5,269	5,135
Consolidated debt(a)	$20,445	$20,864
Consolidated debt to adjusted EBITDA	3.9x	4.1x

(a)    Consolidated debt excludes unamortized debt issuance costs and unamortized discount/premium. Consolidated debt includes long-term debt due within one year and borrowing under the loan agreement with MPC.

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to GP and LP Unitholders from Net Cash Provided by Operating Activities (unaudited)	Three Months Ended March 31
(In millions)	2021	2020
Net cash provided by operating activities	$1,124	$1,009
Changes in working capital items	34	112
All other, net	(15)	(30)
Non-cash equity-based compensation	3	5
Current income taxes	1	—
Gain on extinguishment of debt	(12)	—
Net interest and other financial costs	220	216
Unrealized derivative losses (gains)(a)	3	(15)
Other adjustments related to equity method investments	2	5
Other	2	1
Adjusted EBITDA	1,362	1,303
Adjusted EBITDA attributable to noncontrolling interests	(10)	(9)
Adjusted EBITDA attributable to MPLX LP	1,352	1,294
Deferred revenue impacts	22	23
Net interest and other financial costs	(220)	(216)
Maintenance capital expenditures	(18)	(34)
Maintenance capital expenditures reimbursements	7	14
Equity method investment capital expenditures paid out	(1)	(7)
Other	(5)	4
DCF attributable to MPLX LP	1,137	1,078
Preferred unit distributions(b)	(31)	(31)
DCF attributable to GP and LP unitholders	$1,106	$1,047

(a)    MPLX makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.
(b)    Includes MPLX distributions declared on the Series A preferred units, Series B preferred units and TexNew Mex units, as well as cash distributions earned by the Series B preferred units (as the Series B preferred units are declared and payable semi-annually), assuming a distribution is declared by the Board of Directors. Cash distributions declared/to be paid to holders of the Series A preferred units, Series B preferred units and TexNew Mex units are not available to common unitholders. The TexNew Mex units were eliminated effective Feb. 1, 2021.

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow (unaudited)	Three Months Ended March 31
(In millions)	2021	2020
Net cash provided by operating activities(a)	$1,124	$1,009
Adjustments to reconcile net cash provided by operating activities to free cash flow
Net cash used in investing activities	(90)	(362)
Contributions from MPC	7	14
Distributions to noncontrolling interests	(10)	(9)
Free cash flow	1,031	652
Distributions to common and preferred unitholders	(754)	(758)
Excess (deficit) cash flow(b)	$277	$(106)

(a)    The three months ended March 31, 2021, and March 31, 2020, include an increase in working capital of $34 million and $112 million, respectively.
(b)    In the first quarter of 2021, $155 million of excess cash flow generated was used to repurchase common units held by the public.

Capital Expenditures (unaudited)	Three Months Ended March 31
(In millions)	2021	2020
Capital Expenditures:
Growth capital expenditures	$71	$284
Growth capital reimbursements	—	—
Investments in unconsolidated affiliates	35	91
Return of capital	—	(69)
Capitalized interest	(5)	(13)
Total growth capital expenditures	101	293
Maintenance capital expenditures	18	34
Maintenance capital reimbursements	(7)	(14)
Total maintenance capital expenditures	11	20

Total growth and maintenance capital expenditures	112	313
Investments in unconsolidated affiliates(a)	(35)	(91)
Return of capital(a)	—	69
Growth and maintenance capital reimbursements(b)	7	14
Decrease in capital accruals	37	61
Capitalized interest	5	13
Additions to property, plant and equipment, net(a)	$126	$379

(a)     Investments in unconsolidated affiliates, return of capital and additions to property, plant and equipment, net are shown as separate lines within Investing activities in the Consolidated Statements of Cash Flows.
(b)     Growth and maintenance capital reimbursements are included in the contributions from MPC line within financing activities in the Consolidated Statements of Cash Flows.